EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Xilinx, Inc. Amended and Restated 1990 Employee Qualified Stock Purchase Plan and 2007 Equity Incentive Plan of our reports dated June 1, 2009, with respect to the consolidated financial statements and schedule of Xilinx, Inc. included in its Annual Report (Form 10-K) for the year ended March 28, 2009, and the effectiveness of internal control over financial reporting of Xilinx, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
November 6, 2009